Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2016 by and among FinTech Acquisition Corp., a Delaware corporation (the “Company”), and Falcon Strategic Partners V, LP (the “Purchaser”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 10 hereof.

RECITALS

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act;

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, (i) shares of common stock, $0.001 par value per share (the “Common Stock”), and (ii) shares of Series A Preferred Stock, $0.001 par value per share (the “Preferred Stock”), each in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1.            Authorization of Shares. The Company has authorized the issuance and sale of Common Stock and Preferred Stock for the respective per share prices of $10.00 and $21.796, respectively, with the per share price for the shares of Common Stock hereunder to be proportionately reduced in the event of an increase in the number of such shares to be purchased in accordance with Section 2 below. The shares of Common Stock issuable at Closing are referred to herein as the “Common Shares” and the shares of Preferred Stock issuable at Closing are referred to herein as the “Preferred Shares”. The Common Shares and Preferred Shares are referred to collectively as the “Shares”.

2.            Sale and Purchase of the Shares. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at the Closing (as defined in Section 3), 480,544 Common Shares, which number shall be adjusted at Closing, if necessary so that the number of Common Shares to be purchased hereunder shall represent an aggregate of 1.25% of the Company’s fully-diluted outstanding Common Stock (including the exercise or conversion of all securities exercisable for or convertible into Common Shares) following the closing of the Merger and the issuance of Common Shares hereunder, calculated in accordance with Annex A, and 1,500,000 Preferred Shares in exchange for payment of an aggregate purchase price of $37,500,000 (the “Total Purchase Price”). At or prior to the Closing, the Purchaser will pay the Total Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchaser prior to the Closing, provided, that an amount of the Total Purchase Price equal to the Escrow Fund (as defined below) shall not be paid to the Company at the Closing but shall be delivered to the Escrow Agent (as defined below) to be held pursuant to the terms of the Escrow Agreement (as defined below). At or prior to the Closing, the Company will instruct its transfer agent to deliver to the Purchaser evidence of a book entry position evidencing the Common Shares and Preferred Stock purchased by the Purchaser hereunder, registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser on the signature page to this Agreement.

3.            Closing. Subject to all conditions set forth in Section 7 having been satisfied or waived, the closing (the “Closing”) with respect to the transactions contemplated in Section 2 hereof shall take place remotely via the exchange of documents and signatures and shall occur and be effective immediately prior to the closing of the merger of Target with and into a wholly-owned subsidiary of the Company (the “Merger”) as contemplated by the Merger Agreement (as defined below), or at such other time and place as the Company and Purchaser may agree in writing. At or prior to the Closing, the Company and the Purchaser shall execute any related agreements or other documents required to be executed hereunder, dated as of the date of the Closing (the “Closing Date”).

4.            Representations and Warranties by the Company. The Company represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule delivered to the Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”), or as disclosed in the Registration Statement on Form S-4 (including all annexes and exhibits thereto) initially filed by the Company on May 5, 2016, as may be amended or supplemented (the “Registration Statement”), or in the Company’s SEC Reports (as defined below), the statements contained in this Section 4 are true and complete as of the date of this Agreement and, based on certificates obtained from the appropriate officers of Target (but without limiting the Company’s responsibility therefor), will be true and complete as of the Closing Date, as the case may be. Unless otherwise noted, Representations and Warranties made as of the Closing Date shall be deemed to be made as of immediately following the consummation of the transactions contemplated by the Merger Agreement and assume that no party to the Merger Agreement waives, amends or otherwise modifies any closing condition under the Merger Agreement, and, if such Representations and Warranties are based on or relate to capitalization or share amounts, shall be deemed to be based on Target’s capitalization as of June 6, 2016 and assume that Closing occurs on July 15, 2016 and that no shares of Common Stock are redeemed in connection with the Merger.

4.1.          Organization. The Company and each Subsidiary (a) is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and (c) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted as disclosed in the SEC Reports or the Registration Statement, as applicable. The Company’s certificate of incorporation (or a form thereof), as in effect as of the Closing, and the Company’s bylaws (or a form thereof), as in effect as of the Closing, are each filed as exhibits to the SEC Reports or Registration Statement.

4.2.         Capitalization.

(a)       As of the date hereof, without giving effect to the Closing, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of immediately prior to the Closing, there will be 13,733,333 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. As of immediately following the Merger closing, the authorized capital stock of the Company will consist of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 1,500,000 shares shall be designated as Preferred Stock, and there will be 29,074,102 shares of Common Stock issued and outstanding and 1,500,000 shares of Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable.

(b)       As of the Closing, the Company will have reserved 3,466,928 shares of Common Stock for issuance pursuant to the FTS Holding Corporation 2010 Stock Option Plan, and 3,792,296 shares of Common Stock for issuance pursuant to the 2016 CardConnect Corp. Omnibus Equity Compensation Plan (the “2016 Plan”). Of such reserved shares, 5,643,460 shares will be subject to outstanding option awards or awards expected to be issued to executive officers of the Company in connection with and following the closing of the Merger and 1,619,764 shares will remain available for issuance to officers, directors, employees and consultants of the Company and its affiliates pursuant to the 2016 Plan.

(c)       Other than pursuant to this Agreement and the transactions contemplated thereby, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or other similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of capital stock or any securities convertible into shares of capital stock. There are no provisions of the Charter Documents, and no Material Contracts, other than this Agreement, that (i) may affect or restrict the voting rights of any Purchaser with respect to the Shares in its capacity as a stockholder of the Company, (ii) restrict the ability of Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Shares, (iii) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of this Agreement and the transactions contemplated hereby, (iv) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a different vote under Delaware law, or (v) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company in each case. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares and there are no registration rights existing or that will be triggered by the issuance of the Shares.

4.3.          Subsidiaries. Immediately following the Closing, the only Subsidiaries of the Company will be FinTech Merger Sub, Inc., which will change its name to FTS Holding Corporation in connection with the Merger, CardConnect, LLC and Princeton Payment Solutions, LLC, each of which the Company will, directly or indirectly, own beneficially and of record 100% of the outstanding equity interests of each Subsidiary.

4.4.          Consents. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws and the approval of Target and the lenders under the Senior Loan Documentation in connection with the Merger (which approval has been obtained).

4.5.          Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents), have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company, and the other instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.6.          Valid Issuance of Shares. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all Liens, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

4.7.          No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents) will not (a) result in a violation of the certificate of incorporation, the by-laws or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (b) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a violation of or require stockholder approval under any rule or regulation of The NASDAQ Stock Market, or (e) result in the creation of any Lien upon any of the Company’s or any of its Subsidiary’s assets, except, in the case of subsections (b), (c) and (e), which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary is (i) in violation of its Charter Documents, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event, other than those contemplated by the Merger Agreement, giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary received written notice of a claim that it is in default under, or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), except as would not, individually or in the aggregate, have a Material Adverse Effect, (iii) in violation of, or in receipt of written notice that it is in violation of, any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect, and (iv) in violation of any order of any Governmental Entity having jurisdiction over the Company or any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets.

4.8.          The Nasdaq Capital Market. The Common Stock is listed on The Nasdaq Capital Market, and, except as disclosed in the SEC Reports, to the Company’s Knowledge, there are no proceedings to revoke or suspend such listing. The Company has applied for continued listing of the Common Stock thereon and as of the Closing Date the Common Stock shall have been approved for continued listing on The Nasdaq Capital Market, subject to official notice of issuance, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not result in any noncompliance by the Company with any Nasdaq listing requirements.

4.9.          Material Contracts. Except as set forth in Section 4.9 of the Disclosure Schedule, each Material Contract is valid, binding and enforceable on the Company or Subsidiary party to or bound by such agreement in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder, except as would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Purchaser.

4.10.       Previous Issuances. All shares of capital stock and other securities previously issued by FinTech Acquisition Corp. and FinTech Merger Sub, Inc. have been issued in transactions registered under or exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. Neither FinTech Acquisition Corp. nor FinTech Merger Sub, Inc. has violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the previous issuance of any shares of capital stock or other securities.

4.11.       No Integrated Offering. Neither the Company, any Subsidiary, nor any of the Company’s or any Subsidiary’s Affiliates or any other Person acting on the Company’s or any Subsidiary’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares, nor have any of such Persons made any offers or sales of any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s Affiliates or solicited any offers to buy any security of the Company, any Subsidiary or any of the Company’s or any Subsidiary’s Affiliates under circumstances that would require registration of the Shares under the Securities Act or any other securities laws or cause this offering of Shares to be integrated with any prior offering of securities of the Company or any Subsidiary for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Act for the offer and sale of the Shares hereunder. Notwithstanding anything herein to the contrary, and without prejudice to the representations set forth in this Section 4.11 or Section 5.11, in the event of any general solicitation or advertising with respect to the Shares, the Company hereby represents that it has satisfied the requirements set forth in Rule 506(c) of Regulation D under the Securities Act with respect to the offer and sale of Shares contemplated by this Agreement.

4.12.       SEC Reports; Financial Statements.

(a)       The Company’s Common Stock is registered under Section 12 of the Exchange Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since February 19, 2015 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser, or the Purchaser has had access to, true and complete copies of the SEC Reports and all agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject, which are required to be described in or filed as exhibits to an SEC Report, and which have been so described or filed.

(b)       The financial statements and the related notes of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto; provided, however, that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present the consolidated financial position of the Company as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and reclassifications. There is no transaction, arrangement, or other relationship between the Company or any Subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

4.13.       Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

4.14.       Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

4.15.       Absence of Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there is no claim, action, suit, arbitration, investigation or other proceeding pending against, or to the Knowledge of the Company and each Subsidiary, threatened against the Company, any Subsidiary or any of the Company’s or any Subsidiary’s properties or, to the Knowledge of the Company and each Subsidiary, any of its respective officers or directors before any Governmental Entity. Neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary. There has not been, and to the Knowledge of the Company and each Subsidiary, there is not pending or contemplated, any investigation by the Commission of the Company or any Subsidiary or any current director or officer of the Company or any Subsidiary. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s Knowledge, the Commission has not issued any such order.

4.16.        Taxes. The Company and each Subsidiary has properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed by it, which returns and reports were properly completed and are true and correct in all material respects, and all taxes, interest, and penalties due and owing have been timely paid. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion between the Company and any taxing authority in respect of any tax of the Company. The Company has no material uncertain tax positions pursuant to FASB Accounting Standards Codification Topic 740, Income Taxes.

4.17.         Employee Matters.

(a)       The Company has disclosed in the SEC Reports any “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that it or any Subsidiary maintains for employees (without giving effect to the Merger closing).

(b)      No director or officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance, change of control, or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company (each, an “Employee Benefit Plan”) as a result of the transactions contemplated in this Agreement (and without giving effect to the Merger closing).

(c)       No executive officer, to the Knowledge of the Company and each Subsidiary, is, or is now reasonably expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant with the Company or any Subsidiary, and, to the knowledge of the Company and each Subsidiary, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any material liability with respect to any of the foregoing matters.

(d)       The Company and each Subsidiary is, and for the last three (3) years has been in compliance in all material respects with, all applicable Laws respecting labor and employment. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no pending or the Company’s Knowledge, threatened, claims against any the Company or any Subsidiary on account of any labor or employment matter or action. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or the Company’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which the Company or any Subsidiary is or would be a party. In the last year, neither the Company or any Subsidiary has experienced any strike, lockout, slowdown or work stoppage, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of the Company or any Subsidiary or otherwise affecting the Company or any Subsidiary. To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Entity involving any Employee Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

4.18.       Compliance with Laws. The Company and each Subsidiary is now, and for the past five (5) years has been, in compliance in all material respects with all Laws applicable to it and its business. All franchises, permits, licenses and other rights obtained from any Government Authority necessary for the Company to operate its business (“Permits”) have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.18 of the Disclosure Schedules lists all current Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.18 of the Disclosure Schedules.

4.19.       Brokers. Except for Piper Jaffray & Co. and Financial Technology Partners LP, there is no investment banker, broker, finder or financial advisor that has been retained by or is authorized to act on behalf of the Company or any Subsidiary who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.20.       Environmental Matters.

(a)       (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is to the knowledge of the Company and each Subsidiary, pending or threatened by any Governmental Entity against the Company or any Subsidiary and no penalty has been assessed against the Company or any Subsidiary with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and each Subsidiary is in compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect; and (iii) to the knowledge of the Company and each Subsidiary, there are no liabilities of or relating to the Company or any Subsidiary relating to or arising out of any Environmental Law except such as would not have a Material Adverse Effect, and, to the knowledge of the Company and each Subsidiary, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)       For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

4.21.       Intellectual Property Matters.

(a)       Section 4.21(a) of the Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item; and (ii) software included in the Company Intellectual Property (listed by major point version) material to the business or operations of the Company and its Subsidiaries. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Purchaser with true and complete copies of any material file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)       Section 4.21(b) of the Disclosure Schedules lists all Company IP Agreements that are (i) licenses of Company Intellectual Property granted to a third party other than in the ordinary course of business or (ii) licenses of Intellectual Property granted by a third party and material to the business or operations of the Seller; or (iii) otherwise material to the business or operations of the Company or any Subsidiary. The Company has provided Purchaser with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect and neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Company IP Agreement.

(c)       Except as set forth in Section 4.21(c) of the Disclosure Schedules, the Company, Target or one of their respective Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s business or operations, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company (or its predecessors) has obtained binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Purchaser with true and complete copies of all such agreements.

(d)       The Company’s rights in the Company Intellectual Property are subsisting and enforceable and, to the Company’s Knowledge, valid. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(e)       The conduct of the business, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(f)        Except as set forth in Section 4.21(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed for use in the business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent the Company or a Subsidiary from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

(g)       Except as set forth in Section 4.21(g) of the Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

4.22.        Privacy and Data Security.

(a)       Privacy Policy. The Company (including its Subsidiaries) has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of its business which is in the Company and or any Subsidiaries’ possession, custody or control, or otherwise held or processed on its behalf and the Company and each Subsidiary and is and has been in compliance with such privacy policy. True and complete copies of all privacy policies that have been used by the Company and any Subsidiary at any time during the preceding five (5) years have been provided or made available to the Purchaser. The Company (including its Subsidiaries) has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by it.

(b)       Compliance with Privacy and Data Security Laws. The Company (including its Subsidiaries) has complied at all times with all applicable Laws regarding the collection, retention, use and protection of personal information, including the Payment Card Industry Data Security Standards.

(c)       Privacy and Data Security Contractual Obligations. The Company (including its Subsidiaries) is in compliance with the terms of all Material Contracts to which such entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)       Privacy and Data Security Complaints and Investigations. No Person (including any Governmental Authority) has commenced any Legal Proceeding relating to the Company or any Subsidiary’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of the Company or any Subsidiary, or, to the Company’s Knowledge, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e)       Effect of the Transaction. The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of the Company or any Subsidiary as it currently exists.

(f)       Security Measures. The Company and its Subsidiaries have established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g)       Security Breaches and Unauthorized Use. The business of the Company and its Subsidiaries have not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or the Company or any Subsidiary or otherwise held or processed on its behalf.

4.23.        Software and IT.

(a)       The Company’s Systems are reasonably sufficient for the immediate and anticipated needs of its business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company’s Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of its business.

(b)       In the last five years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the business of the Company or its Subsidiaries; (ii) loss, destruction, damage or harm of the Company or any Subsidiary or any of their business or operations, personnel, property or other assets; or (iii) liability of any kind to the Company or its Subsidiaries or their business. The Company (including its Subsidiaries) has taken commercially reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of its Systems and the data and other information stored thereon.

(c)       The Company and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

4.24.        Related-Party Transactions. Except as disclosed in the SEC Reports or the Registration Statement, there are no transactions, agreements, arrangements or understandings between the Company or a Subsidiary, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company or any Subsidiary, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

4.25.        Title to Property and Assets. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Leased Real Property and material tangible personal property and other material assets reflected in the Company’s balance sheet as of the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Company’s balance sheet as of the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. Except as set forth in Section 4.23 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.26.        Absence of Changes. Since the Balance Sheet Date, there has not been any Material Adverse Effect or any event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries (i) has declared or paid any dividend or distribution of any kind, (ii) has sustained any material loss or interference with the Company’s or any Subsidiary’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, or (iii) has incurred any liabilities in excess of $500,000 except in the ordinary course of business and consistent with past practice or in connection with the pending Merger and other transactions expressly contemplated by the Merger Agreement (including the exhibits thereto).

4.27.        Suppliers and Customers. Neither the Company nor any Subsidiary has any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material dissatisfaction with, the business relationship between the Company or any Subsidiary and any material supplier, customer, vendor, customer or client.

4.28.        Indebtedness. Since the Balance Sheet Date, other than as set forth on Section 4.27 of the Disclosure Schedules or Permitted Indebtedness, neither the Company nor any Subsidiary (i) has incurred any Indebtedness in excess of $150,000 in the aggregate except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice, or (ii) is in violation of any term of or in default under any contract, agreement or instrument to which it is a party or by which it is bound relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect or potential future violations relating to the inability to honor conversions of indebtedness into Common Stock due to having an insufficient number of shares of Common Stock authorized and available for issuance.

4.29.        Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.30.        Accountants. Marcum LLP, who expressed their opinion with respect to the financial statements included in the SEC Reports, are independent accountants as required by the Exchange Act and the rules and regulations promulgated thereunder. There are no material disagreements relating to the preparation of the Company’s financial statements presently existing or, to the Company's Knowledge, reasonably anticipated to arise between the Company and Marcum LLP.

4.31.       Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Purchaser as a result of such Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

4.32.        Foreign Corrupt Practices. Since January 1, 2011, neither the Company, its Subsidiaries, nor to the Company’s and each Subsidiary’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.33.        Private Placement. Neither the Company nor its Subsidiaries or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 5 hereof, the issuance of the Shares are exempt from registration under the Securities Act.

4.34.        Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity with respect to the Company) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or its representatives or agents to the Company in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Shares. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4.35.        Insurance. The Company is insured against such losses and risks and in such amounts as the Company believes are prudent and customary for a company (i) in the businesses and location in which the Company is engaged, (ii) with the resources of the Company, and (iii) at a similar stage of development as the Company. The Company has not received any written notice that the Company will not be able to renew its existing insurance coverage as and when such coverage expires. The Company believes it will be able to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

4.36.        No Manipulation of Stock. Neither the Company, nor any of its Affiliates, has taken, nor will any of them take, directly or indirectly any action designed to stabilize or manipulate the price of the Common Stock, the Preferred Stock or any security of the Company to facilitate the sale or resale of any of the Shares.

4.37.        Ability to Conduct Transactions under Rule 506. The Company is not, to the best of its Knowledge, disqualified under Rule 506(d) of the Securities Act from conducting an offering pursuant to Rule 506, and all disclosures, if any, required by such Rule 506(d) to be disclosed to any Purchaser have been set forth herein.

5.            Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that the statements contained in this Section 5 are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date:

5.1.          Authorization. The execution, delivery and performance of this Agreement and the other instruments referred to herein, in each case to which the Purchaser is a party or is bound, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, partnership, limited liability or similar actions, as applicable, on the part of such Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and the other instruments referred to herein to which it is a party will be duly executed and delivered by the Purchaser, and each such agreement and other instruments constitutes or will constitute a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2.          Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

5.3.          Private Placement. The Purchaser understands and agrees that the offering and sale of the Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

5.4.         Acquisition for Own Account. The Purchaser is acquiring the Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities laws.

5.5.          Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is able to bear the economic risk of an investment in the Shares and is able to sustain a loss of all of its investment in the Shares without economic hardship, if such a loss should occur.

5.6.          Accredited Investor. The Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

5.7.          Access to Information. The Purchaser has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Purchaser to rely thereon.

5.8.          Restricted Shares.

(a)       The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.

(b)       The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. The Purchaser understands that the Company is under no obligation to register the Shares.

(c)       The Purchaser is aware of the provisions of Rule 144 under the Securities Act which permits limited resales of securities purchased in a private placement.

5.9.          Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.10.        No General Solicitation and Advertising. The Purchaser represents and acknowledges that is has not been solicited to offer to purchase or to purchase any Shares by means of any general solicitation or advertising within the meaning of Regulation D under the Securities Act.

5.11.        Rule 506(d) “Bad Actor” Representation. The Purchaser represents that it is not a person of the type described in Section 506(d) of Regulation D under the Securities Act that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D under the Securities Act.

6.            Covenants of the Company and Purchasers.

6.1.          Best Efforts; Merger Agreement. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement. The Company shall not enter into any amendments or modifications to the Merger Agreement or the forms of Ancillary Agreements (as defined in the Merger Agreement and as on file with the Commission as of the date of this Agreement) which could have a material adverse effect on the Purchaser without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld .

6.2.          Reporting Status. During the Reporting Period, the Company shall (i) timely file all reports required to be filed with the Commission pursuant to the Exchange Act or the rules and regulations thereunder, and (ii) not take any action or file any document (whether or not permitted by the Exchange Act or the rules promulgated thereunder) to terminate or suspend the Company’s reporting and filing obligations under the Exchange Act.

6.3.          Use of Proceeds; Dividends. The Company will use the proceeds from the sale of the Shares to complete the transactions contemplated by the Merger Agreement, to pay fees and expenses in connection with such transactions, to redeem shares of Common Stock in connection with the Merger and for general corporate purposes. In addition $7,500,000 of the Total Purchase Price (the “Escrow Fund”) will be delivered to U.S. Bank National Association (the “Escrow Agent”) at the Closing to hold in accordance the terms of an escrow agreement to be executed at Closing by the Company and the Purchaser in the form attached hereto as Exhibit C. Such proceeds shall be held by the Escrow Agent and used solely for the payment of the Cash Accruing Dividends (as defined in the Certificate of Designation) to the holders of outstanding shares of Preferred Stock when due in accordance with the Certificate of Designation. The Company shall use best efforts to ensure that from the Closing and for so long as any Cash Accruing Dividends are accruing or remain unpaid, the Escrow Fund shall be held in trust for the holders of outstanding Preferred Stock and the Company shall use best efforts to ensure that there are no Liens on the Escrow Fund, including from lenders or creditors of the Company or its Subsidiaries.

6.4.          Financial Information. The financial statements of the Company and the notes related thereto to be included in any documents filed with the Commission will be prepared in accordance with GAAP, consistently applied (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the Commission’s rules and instructions for quarterly reports on Form 10-Q or other applicable rules and regulations of the Commission), and will fairly present in all material respects the consolidated financial position of the Company and consolidated results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and reclassifications). So long as any Shares are held by a Purchaser, the Company agrees to send the following to such Purchaser during the Reporting Period (except to the extent that the following are publicly available, in which case the Company shall have no obligations under this Section 6.4 with respect to such publicly available information): (i) within one (1) Business Day after the filing thereof with the Commission, a copy of its Annual Reports and Quarterly Reports on Form 10-K or 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, (ii) on the same day as the release thereof, facsimile or e-mailed copies of all press releases issued by the Company, and (iii) copies of any notices and other information made available or given to stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

6.5.          Conduct of Business. The business of the Company shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. During the period of from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees to carry on its business, and to ensure that the business of the Target is carried on, in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators, and any other persons having a material business relationship with the Company and/or the Target; provided, however, that the Purchaser acknowledges and agrees that reasonable actions taken by the Company and/or Target in good faith in furtherance of the Merger and the transactions expressly contemplated by the Merger Agreement (including the exhibits thereto) shall neither be prohibited by nor violate this Section 6.5. Without limiting the foregoing, the Company shall not, and shall ensure that Target does not, do any of the following unless expressly contemplated by this Agreement or consented to in writing by the Purchaser, which consent shall not be unreasonably withheld:

(a)       Charter Documents. Cause or permit any amendments to the Charter Documents other than as expressly contemplated by the Merger Agreement and this Agreement;

(b)       Dividends. Declare or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any of its shares;

(c)       Liabilities. Incur any liabilities in excess of $500,000 except in the ordinary course of business and consistent with past practice or in connection with the pending Merger and other transactions expressly contemplated by the Merger Agreement (including the exhibits thereto).

6.6.          Disclosure of Transactions and Other Material Information; Use of Name.

(a)       On or before the fourth Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms and conditions of the transactions contemplated by the Transaction Documents (or, if the Company files a Quarterly Report on Form 10-Q within such time period, the Company may include such description in such Form 10-Q) in the form required by the Exchange Act and attaching this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”).

(b)       The Company shall not publicly disclose the name of the Purchaser or any affiliate or investment adviser of the Purchaser, including without limitation in any press release, or include the name of the Purchaser or any affiliate or investment adviser of the Purchaser in any filing with the Commission (other than in any filings made in respect of this transaction in accordance with periodic report or current report filing requirements under the Exchange Act, or in the Registration Statement) or any regulatory agency, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such disclosure is required by law, rule or regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure and a reasonable opportunity to comment on the proposed disclosure insofar as it relates specifically to the Purchaser.

6.7.          Backstop Shares. The Purchaser acknowledges and agrees that, if the Company requests in writing at any time prior to two (2) days prior to the Closing Date, the Purchaser will purchase shares of Common Stock (the “Backstop Shares”), subject to and contingent upon the Closing, in privately negotiated transactions directly from stockholders of the Company (other than Affiliates of the Company) who have elected to redeem or intend to redeem such shares pursuant to Section 9.02 of the Amended and Restated Certificate of Incorporation of the Corporation in connection with the consummation of the transactions contemplated by the Merger Agreement; provided, however that in no event shall Purchaser be required to make any such purchases at a purchase price of greater than $10.00 per share or for an aggregate purchase price (for all such purchases) of greater than $5,000,000. Any such purchases described in subsection (b) shall be pursuant to a Backstop Stock Purchase Agreement in substantially the form of Exhibit D, including that any such purchase shall be contingent upon and completed simultaneously with the Merger. The Backstop Shares purchased by the Purchaser, if any, shall be evidenced by book-entry position with the Company’s transfer agent, shall be freely-tradeable immediately upon receipt (subject to compliance with the Securities Act and any applicable state securities laws) and shall not be subject to any legends.

6.8.          Fees and Expenses. At the Closing, the Company shall pay to the Purchaser (a) an expense reimbursement in an amount equal to (i) the reasonable, invoiced fees and expenses incurred by the Purchaser and its legal counsel, consultants and advisors in an amount not to exceed, in the aggregate, $225,000, less (ii) $50,000, which was previously paid as a retainer against such fees, and (b) a closing fee of $612,500. The Purchaser, at its option, may deduct such amounts from the Total Purchase Price wired pursuant to Section 2. In the event this Agreement is terminated pursuant to Section 8.1 prior to the Closing as a result of the failure of any conditions set forth in Section 7.1 to be satisfied, the Company shall pay to Purchaser the amount set forth in clause (a)(i) above within five (5) business days following such termination.

6.9.          Pledge of Shares. The Company acknowledges and agrees that the Shares may be pledged by the Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Shares. The pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and in effecting a pledge of Shares, the Purchasers shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by the Purchasers.

7.          Conditions of Parties’ Obligations.

7.1.          Conditions of the Purchaser’s Obligations at the Closing. The obligations of the Purchaser under Section 2 hereof are subject to the fulfillment, prior to the Closing, of all of the following applicable conditions, any of which may be waived in whole or in part by the Purchaser in its absolute discretion. If the following conditions are not satisfied on or before the Termination Date, then the Purchaser may terminate this Agreement upon providing written notice to the Company.

(a)       Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other document delivered by the Company pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)       Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied by it pursuant to this Agreement on or prior to the Closing Date.

(c)       Certificate of Designation. The Company shall have filed the Certificate of Designation and delivered evidence of acceptance from the Secretary of State of the State of Delaware to the Purchaser.

(d)       Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.

(e)       Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement. All corporate actions and governmental filings necessary for the Company to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken by the Company.

(f)       No Material Adverse Effect. Since the Balance Sheet Date, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(g)       Merger Agreement. All conditions to closing under the Merger Agreement to be fulfilled prior to closing of the transactions contemplated by the Merger Agreement shall have been fulfilled or waived by the applicable parties to the Merger Agreement. Any amendments or modifications to the forms of Ancillary Agreements (as defined in the Merger Agreement and as on file with the Commission as of the date of this Agreement) that materially adversely affect the Purchaser shall be reasonably satisfactory to the Purchaser.

(h)       Legal Opinion. The Company shall have delivered to each Purchaser an opinion, dated as of the Closing Date, from Ledgewood PC, counsel to the Company, in substantially the form attached hereto as Exhibit E.

(i)       Management Rights Letter. A Management Rights Letter in the form attached hereto as Exhibit B (the “Management Rights Letter”) shall have been executed by the Company and delivered to the Purchaser.

(j)       Senior Loan Documentation. The Company shall have executed and delivered that certain Senior Loan Documentation and that certain Second-Lien Loan Documentation, and the financings contemplated thereby shall have been consummated or will be consummated simultaneously with the Closing, and there shall have been no changes or modifications to the forms of such agreements provided to the Purchaser on June 9, 2016 that in the reasonable judgment of Purchaser could adversely affect the Purchaser or the Preferred Stock.

(k)       Maximum Leverage Ratio. The ratio of the Company’s Indebtedness, determined as of the Balance Sheet Date, on a pro forma basis to give effect to the Merger and the other transactions contemplated by the Merger Agreement, the Senior Loan Documentation and the Second-Lien Loan Documentation (including, for the purposes of clarity, the Deemed Original Issue Price (as defined in the Certificate of Designation) of the shares of Preferred Stock to be outstanding immediately following the Closing) to its trailing twelve month Adjusted EBITDA is equal to or less than 5.5x.

(l)       Expenses. The Company shall have wired the expense amounts due and payable pursuant to Section 6.8 or such amounts shall be deducted from the Total Purchase Price.

(m)      Transfer Agent Instructions. The Company shall have delivered to its transfer agent irrevocable instructions to issue to the Purchaser, or in such nominee name(s) as designated by the Purchaser, in writing evidence of a book entry position evidencing the Common Shares and the Preferred Shares to be purchased by the Purchaser hereunder.

(n)       Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its President or Chief Executive Officer, certifying to the fulfillment of the conditions specified in Sections 7.1(a), (b) and (f).

(o)       Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its Secretary, (a) certifying the resolutions adopted by the board of directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the certificate or articles of incorporation and by-laws of the Company and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(p)       Absence of Litigation. No proceeding which could reasonably be expected to succeed on its merits challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing or the closing of the Merger, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(q)       Escrow Agreement. The Company and the Escrow Agent shall have entered into the Escrow Agreement and it shall be in full force and effect.

(r)       No Governmental Prohibition. The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation.

(s)       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

7.2.          Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment, prior to or at the Closing, of all of the following applicable conditions, any of which may be waived in whole or in part by the Company in its absolute discretion.

(a)       Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)       Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied by it on or prior to the Closing Date.

(c)       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

8.           Termination, Amendment and Waiver.

8.1.         Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(c), by written notice by the terminating party to the other party):

(a)       by the mutual written consent of the Company and Purchaser;

(b)       by either the Company and Purchaser if the Transaction shall not have been consummated by July 31, 2016 (“Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date; or

(c)       by either the Company or Purchaser if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement.

8.2.          Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Purchaser or the Company, or their respective officers, directors, or stockholders, except to the extent that such termination results from the intentional or grossly negligent breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.6(b), 6.8, and 10 shall remain in full force and effect and survive any termination of this Agreement.

9.           Transfer Restrictions; Legends.

9.1.          Transfer Restrictions on Common Shares. The Purchaser agrees that from the Closing Date until the twelve (12) month anniversary of the Closing Date it will not transfer, sell or otherwise dispose of any Common Shares purchased pursuant to this Agreement without the consent of the Company. For the avoidance of doubt, the transfer restrictions in this Section 8.1 shall not apply to any Preferred Shares or Backstop Shares.

9.2.          Transfer Restrictions on Shares. The Purchaser understands that the Company may require, as a condition to the transfer of any of the Shares, that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or exempt from the registration requirements of the Securities Act by reason of Rule 144 or Rule 144A thereunder. It is understood that the book-entry positions evidencing the Shares may include substantially the following legend, except as provided in Section 9.3:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”

9.3.          Unlegended Book-Entry Positions. The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, any legend from the book-entry position evidencing the Shares, (i) following any sale of such Shares pursuant to Rule 144, (ii) if such Shares are eligible for sale under Rule 144(b)(1), or (iii) following the time a legend is no longer required with respect to such Shares. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the request by the Purchaser to the Company, and after delivery to the Company of such documents as the Company may reasonably request, establishing that a legend is no longer required, deliver or cause to be delivered to the Purchaser evidence of the book-entry position representing such Shares that is free from all restrictive legends. The Company warrants that the Shares shall be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, subject to applicable law, including, without limitation, applicable securities law, rules and regulations, and excluding any Lien on the Shares not imposed by the Company. If a Purchaser effects a transfer of the Shares in accordance with Section 9.2 and with applicable law, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue evidence of one or more book-entry positions, issue certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Purchaser to effect such transfer.

9.4.          Rule 144 Covenants. With a view to making available to the Purchasers the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Purchasers to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(a)       if the Company is, or has been, an issuer identified in Rule 144(i) under the Securities Act, use best efforts file all current “Form 10 information” (as defined in Rule 144(i)(ii)(2) of the Securities Act) as promptly as practicable;

(b)       use commercially reasonable efforts to make and keep “current public information” “available,” as those terms are understood and defined in Rule 144, during the Reporting Period;

(c)       use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(d)       furnish to the Purchasers so long as any Purchaser owns Shares or Backstop Shares, promptly upon request during the Reporting Period, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company with the Commission as Purchaser may reasonably request and (iii) such other information as may be reasonably requested to permit the Purchasers to sell such securities pursuant to Rule 144 without registration.

10.        Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings specified for all purposes of this Agreement; provided, however, that capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Certificate of Designation. All accounting terms used in this Agreement, whether or not defined in this Section 10, shall be construed in accordance with GAAP. If the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

“8-K Filing” has the meaning assigned to it in Section 6.6 of this Agreement.

“Adjusted EBITDA” has the meaning assigned to it in the Certificate of Designation.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning assigned to it in the introductory paragraph of this Agreement.

“Applicable Laws” has the meaning assigned to it in Section 4.18(a) of this Agreement.

“Backstop Shares” has the meaning assigned to it in Section 6.7 of this Agreement.

“Balance Sheet Date” means the last day of the Company’s most recent fiscal quarter for which the Company has filed audited annual or interim financial statements pursuant to the Exchange Act.

“Business Day” has the meaning assigned to it in the introductory paragraph Section 6.4 of this Agreement.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Closing” has the meaning assigned to it in Section 3 of this Agreement.

“Closing Date” has the meaning assigned to it in Section 3 of this Agreement.

“Common Shares” has the meaning assigned to it in Section 2 of this Agreement.

“Commission” has the meaning assigned to it in the Recitals of this Agreement.

“Common Stock” has the meaning assigned to it in the Recitals of this Agreement.

“Company” has the meaning assigned to it in the Recitals of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Disclosure Schedule” has the meaning assigned to it in Section 4 of this Agreement.

“Employee Benefit Plan” has the meaning assigned to it in Section 4.17(b) of this Agreement.

“Environmental Laws” has the meaning assigned to it in Section 4.20(b) of this Agreement.

“ERISA” has the meaning assigned to it in Section 4.17(a) of this Agreement.

“Escrow Agent” has the meaning assigned to it in Section 6.2 of this Agreement.

“Environmental Laws” has the meaning assigned to it in Section 4.20(b) of this Agreement.

“Escrow Fund” has the meaning assigned to it in Section 6.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Hazardous Material” has the meaning assigned to it in Section 4.20(b) of this Agreement.

“Indebtedness” has the meaning assigned to it in the Certificate of Designation.

“Intellectual Property” shall have the meaning assigned to it in the Merger Agreement.

“Key Employee” has the meaning assigned to it in Section 4.21(d) of this Agreement.

“Knowledge” means the actual knowledge of any executive officer or director of FinTech Acquisition Corp., including the actual knowledge of Jeff Shanahan, Charles Bernicker, Nicholas Dermatas, Patrick Shanahan, Scott Dowty, Robert Nathan, Rush Taggart and J. Alex Chapman.

“Leased Real Property” means all of the right, title and interest of the Company and its Subsidiaries under all leases, subleases, licenses, concessions and other agreements, pursuant to which the Company or any Subsidiary holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Lien” means any mortgage, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) other than restrictions pursuant to any applicable state or federal securities laws.

“Management Rights Letter” has the meaning assigned to it in Section 7.1(i).

“Material Adverse Effect” means any (i) a material adverse effect on the reservation, issuance, delivery or validity of the Shares, as applicable, or the transactions contemplated hereby or on the ability of the Company to perform its obligations under this Agreement, or (ii) material adverse effect on the financial condition, properties, assets, business or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company or any Subsidiary operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof, or (iv) any failure of the Company and Subsidiaries to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (v) any action required or permitted by this Agreement or the Merger Agreement, or any action taken (or not taken) with the written consent or at the request of Purchaser or any of its affiliates; (vi) any changes in applicable laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement or the Merger Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i),(ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which any the Company or any Subsidiary conducts its business; provided, further, that, notwithstanding the foregoing, any event, occurrence, fact condition or change referred to in clauses (v) through (vii) shall be taken into account for the purposes of Section 7(f).

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings (i) material to the Company or any Subsidiary which by their terms provides for consideration in excess of $100,000 annually or $250,000 in the aggregate, (ii) the breach of which by the Company or any Subsidiary would reasonably be expected to have a Material Adverse Effect, or (iii) which are required to be filed as exhibits by the Company with the Commission pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the Commission.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 7, 2016, by and among Fintech Acquisition Corp., Fintech Merger Sub, Inc. and FTS Holding Corporation.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Permit” has the meaning assigned to it in Section 4.18 of this Agreement.

“Permitted Indebtedness” has the meaning assigned to it in the Certificate of Designation.

“Permitted Liens” means (1) any Lien disclosed in an SEC Report, (2) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (3) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (4) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (5) Liens (a) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (b) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (6) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (1) through (4) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (7) leases, subleases, licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (8) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (9) any Lien that is a Permitted Lien under the Merger Agreement or Senior Loan Documentation.

“Preferred Shares” has the meaning assigned to it in Section 2 of this Agreement.

“Preferred Stock” has the meaning assigned to it in the Recitals of this Agreement.

“Purchaser” has the meaning assigned to it in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchaser.

“Registration Statement” has the meaning assigned to it in Section 4 of this Agreement.

“Regulation D” has the meaning assigned to it in the Recitals of this Agreement.

“Reporting Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date as of which the Purchasers may sell all of the Shares under Rule 144 without volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and (ii) the date on which the Purchasers shall have sold all of the Shares.

“Rule 144” has the meaning assigned to it in Section 9.5 of this Agreement.

“Shares” has the meaning assigned to it in Section 2 of this Agreement.

“SEC Reports” has the meaning assigned to it in Section 4.12(a) of this Agreement.

“Securities Act” has the meaning assigned to it in the Recitals of this Agreement.

“Second-Lien Loan Documentation” has the meaning assigned to it in the Certificate of Designation.

“Senior Loan Documentation” has the meaning assigned to it in the Certificate of Designation.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Target” means FTS Holding Corporation.

“Termination Date” has the meaning assigned to it in Section 8.1(b) of this Agreement. “Total Purchase Price” has the meaning assigned to it in Section 1 of this Agreement.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Management Rights Letter and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

11.        Enforcement.

11.1.        Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchaser on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

11.2.        No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchaser or any other holder of shares of the Company’s capital stock and no delay in exercising any such right, power or remedy conferred hereby or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

11.3.        Representations and Warranties. The representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

12.          Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be publicly disclosed by the Company in any press release to be issued, or 8-K Filing to be filed, pursuant to Section 6.6 herein, the Company covenants and agrees that it and its subsidiaries shall use reasonable best efforts to ensure that it does not provide the Purchaser or its agents or counsel with any information the Company believes constitutes material non-public information without the prior express permission of the Purchaser after being informed by the Company of such belief and of the general nature of the information, provided, that such efforts shall not extend to (i) information delivered to the Board Observer (as defined in the Management Rights Letter) in such capacity, to the extent delivered in connection with or at a meeting at which the Board Observer is present, or (ii) the information to be delivered under paragraph 3 of the Management Rights Letter, unless the Investor expressly requests that the Company not deliver any such information a reasonable period in advance of such time as such information would be customarily delivered. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

13.          Miscellaneous.

13.1.        Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchaser, the obligations of the Company and the rights of the Purchaser under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, maybe changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the Purchaser.

13.2.        Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (d) when receipt is acknowledged, in the case of facsimile or email, in each case to the intended recipient as set forth below:

If to the Company:

Prior to Closing: 712 Fifth Ave, 8th Floor

New York, New York 10019

Attention: James J. McEntee, III

Email: jmce@stbwell.com

Following Closing:

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

Attention: Jeffrey Shanahan

with a copy to (which shall not constitute notice):

Ledgewood, P.C.

2001 Market Street, Suite 3400

Philadelphia, PA 19103

Attention: Amanda Abrams

Facsimile No.: 215.735.2513

Email: aabrams@ledgewood.com

If to the Purchaser:

Falcon Strategic Partners V, LP

21 Custom House Street, 10th Floor

Boston, Massachusetts 02110

Attention: William J. Kennedy, Jr.

Facsimile No.: (617) 412-2799

Email: WKennedy@falconinvestments.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Facsimile: (617) 948-6001

Attention: Johan V. Brigham

or at such other address as the Company or each Purchaser each may specify by written notice to the other parties hereto in accordance with this Section 13.2.

13.3.        No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.4.        Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company, except that the Purchaser may, without the prior consent of the Company, assign its rights to purchase the Shares hereunder to any of its Affiliates (provided such Affiliate agrees in writing to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 5 hereof). This Agreement shall not inure to the benefit of or be enforceable by any other Person.

13.5.        Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

13.6.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflict of law principles.

13.7.        Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party.

13.8.        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.9.        Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and, except as set forth below, such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, this Agreement shall not supersede any confidentiality or other non-disclosure agreements that may be in place between the Company and any Purchaser.

13.10.      Trust Account Waiver. Reference is made to the Final Prospectus of the Company, dated February 12, 2015 (the “Prospectus”). Capitalized terms used and not otherwise defined in this Section 132.10 shall have the meanings assigned to them in the Prospectus.

(a)       Purchaser acknowledges it has read the Prospectus and understands that the Company has established the Trust Account initially in an amount of at least $100,000,000 for the benefit of the Public Stockholders and the underwriter of the Company’s initial public offering and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Company may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their public shares in connection with the consummation of a Business Combination, (ii) to the Public Stockholders if the Company liquidates or fails to consummate a Business Combination within 18 months from the closing date of the Company’s initial public offering or (iii) to the Company after or concurrently with the consummation of a Business Combination. The Company represents and warrants that the Merger shall constitute a Business Combination for such purpose.

(b)       Purchaser hereby agrees, on behalf of Purchaser and any of its officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that Purchaser and its Representatives do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account in connection with this Agreement and the transactions contemplated thereby (each, a “Claim”) and hereby waives any Claim they may have in the future as a result of, or arising out of, this Agreement or the transactions contemplated by this Agreement and will not seek recourse against the Trust Account.

13.11.      Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the day and year first written above.

COMPANY

FINTECH ACQUISITION CORP.

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Financial Officer and Chief Operating Officer

PURCHASER

FALCON STRATEGIC PARTNERS V, LP

By Falcon Strategic Investments V, LP, its General Partner
By Falcon Strategic Investments GP V, LLC, its General Partner

By:	/s/ John Schnabel
Name:	John Schnabel
Title:	Director

Name in which Shares are to be registered (if different): ______________________________

(Signature Page to Securities Purchase Agreement)

ANNEX A

Illustrative Calculation of Fully Diluted Shares of Common Stock

FinTech Acquisition Corp. Stockholders (Pre-Merger)	Shares of Parent Common Stock / at Close	Shares of Parent Common Stock / Fully Diluted
Common Stock	10,986,667	13,733,333
Warrants	-	3,433,333
Options	-
Total	10,986,667	17,166,666

FTS Holding Corporation Existing Stockholders
Common Stock Rollover	14,856,877	14,856,877
Common Stock for Option Rollover	2,143,123	2,143,123
Share Repurchase w/ Option Rollover	(1,329,383)	(1,329,383)
Options issued w/ Option Rollover	1,329,383	1,329,383
Total	17,000,000	17,000,000

Purchasers in Equity Financing
Common Stock	-	-
Warrants	-	-
Options	-	-
Total	-	-

Treasury Stock

Parent 2016 Omnibus Equity Compensation Plan
Shares Authorized for Issuance	-	3,796,296

Total Fully Diluted Shares	26,657,284	37,962,962

Falcon Shares - calculation
1.25 % Pool	480,544